Exhibit 10.36
SUB-SUBLEASE AGREEMENT

This SUB-SUBLEASE AGREEMENT (this “Sub-Sublease”) is made as of the 29th day of December, 2021 (the “Effective Date”), by and between BLUEBIRD BIO, INC., a Delaware corporation (hereinafter referred to as “Sub-Sublandlord”), and META PLATFORMS, INC., a Delaware corporation (hereinafter referred to as “Sub-Subtenant”).
W I T N E S S E T H :
WHEREAS, by that certain Sublease, dated as of April 16, 2019 (the “Sublease”), AVENTIS INC., a Pennsylvania corporation (hereinafter referred to as “Sublandlord”), subleased to Sub-Sublandlord, as subtenant, certain premises containing approximately 267,278 rentable square feet located on the first (1st) through tenth (10th) floors and together with certain areas of the Garage (the “Premises”) in the building known as and located at 50 Binney Street, Cambridge, Massachusetts (the “Building”), upon and subject to the terms and conditions set forth in the Sublease; and
WHEREAS, by that certain Lease Agreement, dated as of March 25, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease, dated as of October 27, 2015 (the “First Amendment”), as further amended by that certain Second Amendment to Lease, dated as of June 30, 2018 (the “Second Amendment”), and as further amended by that certain Consent to Sublease and Third Amendment to Lease, dated as of April 22, 2019 (the “Consent / Third Amendment” and together with the Original Lease, the First Amendment and the Second Amendment, collectively, the “Master Lease”), between ARE-MA REGION NO. 40, LLC, a Delaware limited liability company (“Master Landlord”), as landlord, leased to Sublandlord, as tenant, the entire Premises, upon and subject to the terms and conditions set forth in the Master Lease; and
WHEREAS, Sub-Sublandlord desires to sublease to Sub-Subtenant and Sub-Subtenant desires to sublease from Sub-Sublandlord the entire Premises on the terms and conditions set forth in this Sub-Sublease. A redacted copy of the Sublease is attached hereto as Exhibit A.
A G R E E M E N T :
NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:
1.Capitalized Terms; References to Master Lease and Sublease. Any capitalized terms not otherwise defined in this Sub-Sublease shall have the meanings ascribed thereto in the Master Lease. Unless expressly set forth in this Sub-Sublease to the contrary, references in this Sub-Sublease to (i) the Master Lease or the Sublease (for example, where a party hereto is required to perform in accordance with the terms of the Master Lease and/or Sublease), as applicable, are only made in each case to the extent the Master Lease or the Sublease, as applicable, are incorporated into this Sub-Sublease pursuant to the express terms hereof and (ii) this Sub-Sublease shall include those provisions of the Master Lease and the Sublease incorporated into this Sub-Sublease pursuant to the express terms hereof.

2.Subleasing. Sub-Sublandlord hereby subleases to Sub-Subtenant and Sub-Subtenant hereby subleases from Sub-Sublandlord the Premises, together with the right to use the common areas as set forth in the Master Lease.
3.Delivery of the Premises. Sub-Sublandlord shall deliver the Premises to Sub-Subtenant on the Sub-Sublease Term Commencement Date (i) in broom clean condition, (ii) free and clear of all tenants and occupants, (iii) free of all personal property (including signage), except for Sub-Sublandlord’s Furniture (as hereinafter defined), (iv) otherwise in the delivery condition required to be delivered to Sub-Sublandlord under the Sublease, and (v) except as set forth in the foregoing clauses (i) through (iv), in as-is, where-is condition (collectively, the “Delivery Condition”). In the event of any material change in the condition of the Premises between November 15, 2021, and the Sub-Sublease Term Commencement Date, upon Sub-Subtenant’s request Sub-Sublandlord shall exercise its rights and remedies under Section 3.01 of the Sublease to cure such material change, and, for the avoidance of doubt, the Delivery Condition shall not be deemed satisfied until such material change has been cured. Sub-Sublandlord has made no representations, warranties or undertakings as to the present or future condition of the Premises or the fitness and availability of the Premises for any particular use, except as expressly set forth in this Sub-Sublease.
4.Term. This Sub-Sublease is effective as of the Effective Date. The term of this Sub-Sublease (the “Sub-Sublease Term”) shall commence on the later date to occur of (i) the date Sub-Sublandlord delivers to Sub-Subtenant a fully executed copy of this Sub-Sublease and the Consent to Sub-Sublease (as hereinafter defined), and (ii) the date possession of the Premises is delivered to Sub-Subtenant in the Delivery Condition (such later date, the “Sub-Sublease Term Commencement Date”) and shall end on December 31, 2030, or on such earlier date upon which said Sub-Sublease Term may expire or be terminated pursuant to any of the conditions or limitations or other provisions of this Sub-Sublease (which date for the termination of the term hereof shall hereafter be called the “Sub-Sublease Termination Date”). Notwithstanding the foregoing, in no event shall Sub-Subtenant be obligated to accept delivery of the Premises prior to April 1, 2022. Sub-Subtenant shall surrender the Premises upon the Sub-Sublease Termination Date in the condition required under this Sub-Sublease; provided, however, (A) in no event shall Sub-Subtenant be obligated to restore any alterations or improvements existing in the Premises as of the Sub-Sublease Term Commencement Date, and (B) Sub-Sublandlord acknowledges that it shall not require Sub-Subtenant to remove any alterations, additions or improvements (including with respect to the roof) if Master Landlord and Sublandlord shall not require or Master Landlord or Sublandlord is not entitled to require removal of the same in accordance with the terms and conditions of the Master Lease or Sublease, as applicable. Notwithstanding anything to the contrary contained in this Sub-Sublease, if the Sub-Sublease Term Commencement Date has not occurred by December 31, 2022, which date shall not be subject to extension for any reason (including Force Majeure), then Sub-Subtenant shall have the right to terminate this Sub-Sublease by delivering written notice to Sub-Sublandlord at any time thereafter until the Sub-Sublease Term Commencement Date occurs. Sub-Sublandlord shall not consent to or otherwise permit any further extensions of the delivery of the Premises from Sublandlord to Sub-Sublandlord under the Sublease without the prior written consent of Sub-Subtenant in Sub-Subtenant’s sole and absolute discretion.

5.Rent.
(a)Fixed Annual Rent. From and after the Sub-Sublease Term Commencement Date, Sub-Subtenant shall pay to Sub-Sublandlord, as fixed annual rent (“Fixed Annual Rent”), the monthly amounts set forth below, in advance on the first (1st) day of each calendar month during the Sub-Sublease Term, without set-off, abatement, deduction or demand, except as set forth in this Sub-Sublease. Fixed Annual Rent due for any partial month at the beginning or end of the Sub-Sublease Term shall be pro-rated on a per diem basis.

DATES	FIXED ANNUAL RENT	MONTHLY INSTALLMENTS OF FIXED ANNUAL RENT
Sub-Sublease Year 1	$28,064,190.00*	$2,338,682.50*
Sub-Sublease Year 2	$28,906,115.70	$2,408,842.98
Sub-Sublease Year 3	$29,772,096.42	$2,481,008.04
Sub-Sublease Year 4	$30,667,477.72	$2,555,623.14
Sub-Sublease Year 5	$31,586,914.04	$2,632,242.84
Sub-Sublease Year 6	$32,533,078.16	$2,711,089.85
Sub-Sublease Year 7	$33,511,315.64	$2,792,609.64
Sub-Sublease Year 8	$34,516,280.92	$2,876,356.74
Sub-Sublease Year 9 (partial year)	$35,550,646.78	$2,962,553.90

For purposes of this Sub-Sublease, “Sub-Sublease Year” shall mean each successive twelve (12) month period during the Sub-Sublease Term, with the first such Sub-Sublease Year commencing on the Sub-Sublease Rent Commencement Date (as hereinafter defined) and each successive Sub-Sublease Year commencing on the next succeeding anniversary of the Sub-Sublease Rent

Commencement Date; provided, however, (i) the final Sub-Sublease Year shall expire on the Sub-Sublease Termination Date, (ii) if the Sub-Sublease Rent Commencement Date does not occur on the first day of a calendar month, then the first Sub-Sublease Year shall include the partial calendar month in which the Sub-Sublease Term Rent Commencement Date occurs and the following twelve (12) full calendar months thereafter, and (iii) the remaining Sub-Sublease Years shall be the successive twelve (12) month periods following the end of the first Sub-Sublease Year.
*Notwithstanding anything to the contrary contained in this Sub-Sublease, the payment of Fixed Annual Rent and those items of Additional Rent set forth in Section 5(b)(ii) below (as hereinafter defined) due under this Sub-Sublease will be abated for the first ninety (90) days following the Sub-Sublease Term Commencement Date, with such ninety-first (91st) day following the Sub-Sublease Term Commencement Date being the “Sub-Sublease Rent Commencement Date” for purposes of this Sub-Sublease. If an event of Default by Sub-Subtenant occurs at any time from and after the Sub-Sublease Term Commencement Date through the Sub-Sublease Rent Commencement Date, then Sub-Subtenant’s right to abate the Fixed Annual Rent and those items of Additional Rent set forth in Section 5(b)(ii) below shall toll (and Sub-Subtenant shall be required to pay such sums during any such period) until Sub-Subtenant has cured such event of Default, and thereafter the abatement shall continue until Sub-Subtenant receives the full abatement including any tolled amounts.
As used herein, “Construction Force Majeure Delay” shall mean an actual delay in the completion of any construction, development or permitting contemplated as part of Sub-Subtenant’s initial occupancy of the Premises, which is caused solely as a result of (a) any governmental actions, including governmental guidelines or mandates, concerning the imposition of limitations on construction activities as a result of an actual or threatened public health emergency (including, without limitation, epidemic, pandemic, and other significant public health risk, including COVID-19), or (b) government or regulatory agency delay with respect to approval or permit process, all of which are beyond the reasonable control of Sub-Subtenant. Notwithstanding anything to the contrary set forth in this Sub-Sublease, if Sub-Subtenant encounters any Construction Force Majeure Delay that prohibits or delays the performance of Sub-Subtenant’s construction, development or permitting of the Premises, then the Sub-Sublease Rent Commencement Date (to the extent the same shall not then have previously occurred) shall be extended by one (1) day for every day of such Construction Force Majeure Delay, in an amount not to exceed sixty (60) days; in each instance commencing from and after the date such Construction Force Majeure Delay occurs until the date on which such Construction Force Majeure Delay ceases.
(b)Additional Rent.
i.All amounts other than Fixed Annual Rent that are due to Sub-Sublandlord from Sub-Subtenant under this Sub-Sublease are hereinafter referred to collectively as “Additional Rent”. Fixed Annual Rent and Additional Rent may be referred to collectively as “Rent”. The obligation of Sub-Subtenant to pay Rent and other sums to Sub-Sublandlord and the obligations of Sub-Sublandlord are independent obligations. Except as expressly provided in this Sub-Sublease, Sub-Subtenant shall have no right at any time to abate, withhold, reduce or set off any Rent due hereunder.
ii.From and after the Sub-Sublease Rent Commencement Date and during the remainder of the Sub-Sublease Term, Sub-Subtenant shall pay to Sub-Sublandlord, as Additional Rent, one hundred percent (100%) of Sub-Sublandlord’s obligations to make payments to Sublandlord pursuant to Section 4.04 of the Sublease of (i) Operating Expenses, (ii) Taxes, (iii) Landlord’s Property Management Fee, and (iv) Tenant’s Share of Operating Expenses for the Garage, the Project, the Campus and the Premises, which is allocable to the Premises, in the manner and at the same time as set forth in Section 5(a) above with respect to Fixed Annual Rent.
iii.Sub-Sublandlord shall, within a reasonable period of time after Sub-Sublandlord receives corresponding notices or statements from Sublandlord of the estimated monthly payments of Additional Rent due under Section 4 of the Sublease for the Premises, provide to Sub-Subtenant a good faith estimate of the Additional Rent payable from Sub-Subtenant under this Section 5(b) for any calendar year (or part thereof) during the Sub-Sublease Term that such amounts are due, and Sub-Subtenant shall pay to Sub-Sublandlord, at the times and in the manner set forth in Section 5(a) above with respect to Fixed Annual Rent, an amount equal to 1/12th of such good faith estimate (to the extent provided) Additional Rent due for such calendar year or part thereof. Within thirty (30) days following receipt by Sub-Sublandlord of any annual reconciliation statement of the Additional Rent, as applicable, Sub-Sublandlord will send to Sub-Subtenant a statement together with relevant, non-confidential documentation, establishing the actual Additional Rent payments, as applicable, for such year. If Sub-Subtenant has paid more in estimated Additional Rent under this Section than the actual amount due from Sub-Subtenant for the applicable year, Sub-Sublandlord shall credit such excess against subsequent obligations of Sub-Subtenant for Additional Rent (or refund such excess to Sub-Subtenant within thirty (30) days if the Sub-Sublease Term has ended and Sub-Subtenant has no further obligation to Sub-Sublandlord). If Sub-Subtenant has paid less than the actual Additional Rent due under this Section 5(b), Sub-Subtenant shall pay any deficiency to Sub-Sublandlord within thirty (30) days following receipt of the reconciliation documentation from Sub-Sublandlord.
(c)Utilities. Commencing on the Sub-Sublease Term Commencement Date, and continuing throughout the remainder of the Sub-Sublease Term or such later date as Sub-Subtenant or anyone claiming by, through or under Sub-Subtenant remains in occupancy of the Premises, Sub-Subtenant shall be responsible for payment on all utility charges as Operating Expenses or otherwise in accordance with the Master Lease. For the avoidance of doubt, as of the Effective Date of this Sub-Sublease, all utilities are separately metered for the Premises.
(d)Additional Charges. Sub-Subtenant shall also be responsible for its own services, including telephone, facsimile transmitter, internet access, photocopier, and its other business expenses. In addition, if Sub-Subtenant shall procure any additional services from Sublandlord or Master Landlord, or if additional rent or other sums are incurred for Sub-Subtenant’s sole benefit, including, without limitation, repairs and replacements to the Premises caused or permitted by Sub-Subtenant, Sub-Subtenant shall make such payment to Sub-Sublandlord within thirty (30) days after Sub-Subtenant’s receipt of an invoice. Any rent or other sums payable by Sub-Subtenant to Sub-Sublandlord under this Section 5(d) shall constitute and be due as Rent.
(e)Audit Right. Sub-Subtenant shall be entitled to all rights of “Lessee” under Section 4.10 of the Sublease to cause Sublandlord to exercise Sublandlord’s audit rights under the Master Lease.
(f)    Late Charge; Interest. If any Rent due from Sub-Subtenant is not received by Sub-Sublandlord when due, Sub-Subtenant shall pay to Sub-Sublandlord a late payment charge of four percent (4%) of the past-due amount; provided, however, Sub-Sublandlord agrees to waive such late charge two (2) times in any twelve (12) month period, provided that the late payment is made within five (5) business days of Sub-Sublandlord’s written notice demanding payment. Following Sub-Sublandlord’s second (2nd) waiver of late payment in any twelve (12) month period, Sub-Sublandlord shall provide Sub-Subtenant with written notice that the two (2) waivers have been exhausted for the ensuing twelve (12-) month period prior to Sub-Sublandlord’s assessment of any late charge(s). Notwithstanding the foregoing, Sub-Sublandlord’s failure to provide such notice shall not be a waiver of Sub-Sublandlord’s right to impose late charge(s), however, Sub-Subtenant shall not be responsible for the payment of any late charge(s) until such notice is received. Acceptance of any late charge shall not constitute a waiver of Sub-Subtenant’s default with respect to the overdue amount, or prevent Sub-Sublandlord from exercising any of the other rights and remedies available to Sub-Sublandlord under this Sub-Sublease or under applicable law. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the date of expiration of the applicable cure period for Default set forth in Section 15 below until paid.
6.Insurance. Sub-Subtenant shall obtain and maintain all insurance types and coverage as specified in the Sublease or Master Lease, as applicable, to be obtained and maintained by Sub-Sublandlord, as subtenant, in amounts not less than those specified in the Sublease or Master Lease, as applicable. All such policies of insurance shall name Master Landlord, Sublandlord and Sub-Sublandlord as additional insureds thereunder. Sub-Subtenant’s insurance shall be primary over Master Landlord’s, Sublandlord’s and Sub-Sublandlord’s insurance. Notwithstanding the foregoing or anything to the contrary contained in this Sub-Sublease, Sub-Subtenant shall not be required to obtain and maintain any type of insurance to the extent Master Landlord and Sublandlord do not require such insurance pursuant to the Consent to Sub-Sublease.
7.Indemnification.
(a)Subject to any applicable waiver of subrogation and/or release provisions applicable to the parties, and except to the extent resulting from the negligence or willful misconduct of Sub-Sublandlord, Sublandlord and Master Landlord or any of their employees, agents, contractors or invitees, Sub-Subtenant shall indemnify, defend and hold harmless Sub-Sublandlord and its employees and agents from and against any and all loss, cost, liability, claim, damage and expense, including, without limiting the generality of the foregoing, reasonable attorneys’ fees and expenses and court costs, penalties and fines incurred in connection with or arising from any injury, damage or loss (by theft or otherwise) occurring in or about the Premises during the Sub-Sublease Term and arising from any acts, omissions or negligence of Sub-Subtenant, its employees, licenses or agents occurring in or about the Building. Notwithstanding the foregoing or anything to the contrary contained in this Sub-Sublease, Sub-Subtenant shall not be responsible or otherwise liable for any acts, omissions or negligence occurring in or about the Building, or any injury, damage or loss (by theft or otherwise) occurring in or about the Premises, in each case, for any period of time prior to the Sub-Sublease Term Commencement Date. Subject to any applicable waiver of subrogation and/or release provisions applicable to the parties, and except to the extent resulting from the negligence or willful misconduct of Sub-Subtenant or any of its employees, agents, contractors or invitees, Sub-Sublandlord shall indemnify, defend and hold harmless Sub-Subtenant and its employees and agents, from and against any and all loss, cost, liability, claim, damage and expense, including, without limiting the generality of the foregoing, reasonable attorneys’ fees and expenses and court costs, penalties and files incurred in connection with or arising from any negligence or willful misconduct of Sub-Sublandlord or its employees, agents, contractors or invitees.
(b)Sub-Subtenant shall neither do nor permit anything to be done which would cause a default under the Master Lease or Sublease, or termination or forfeiture by reason of any right of termination or forfeiture, reserved or vested in the Master Landlord under the Master Lease or the Sublandlord under the Sublease. Sub-Sublandlord shall neither do nor permit anything to be done which would cause a default under the Master Lease or Sublease, or termination or forfeiture by reason of any right of termination or forfeiture, reserved by or vested in the Master Landlord under the Master Lease or the Sublandlord under the Sublease. Sub-Subtenant shall indemnify and hold Sub-Sublandlord harmless from and against all claims of any kind whatsoever by reason of a Default on the part of Sub-Subtenant under this Sub-Sublease. Sub-Sublandlord shall indemnify and hold Sub-Subtenant harmless from and against all claims of any kind whatsoever by reason of (i) a default beyond notice and cure periods on the part of Sub-Sublandlord under this Sub-Sublease, (ii) any termination of the Master Lease or Sublease resulting solely from a default beyond notice and cure periods on the part of Sub-Sublandlord under the Sublease, except if such default results from the acts or omissions of Sub-Subtenant in violation of the first sentence of this Section 7(b) above, and (iii) any voluntary termination of the Sublease in violation of Section 8(a) of this Sub-Sublease below.
8.Sub-Sublandlord Covenants and Representations.
(a)Sub-Sublandlord covenants and agrees that Sub-Sublandlord: (i) shall cause all rent to be paid under the Sublease as and when due and payable under the Sublease; (ii) shall observe and perform the other terms, provisions, covenants and conditions of the Sublease to be observed and performed by Sub-Sublandlord, except and to the extent that such terms, provisions, covenants and conditions are assumed by Sub-Subtenant hereunder; (iii) shall not terminate the Sublease under any circumstances (including with respect to voluntary rights of termination arising out of casualty or condemnation set forth in the Sublease) except to the extent permitted by Sub-Subtenant in Sub-Subtenant’s sole discretion and shall not amend the Sublease except to the extent permitted by Sub-Subtenant in Sub-Subtenant’s sole discretion; (iv) shall not take any action or fail to perform any act that results in a breach or default under the Sublease; (v) shall, upon written request from and at the direction of Sub-Subtenant and at Sub-Subtenant’s sole cost and expense, enforce Sub-Sublandlord’s rights and remedies under the Sublease and/or Master Lease (but in no event shall Sub-Sublandlord in the exercise of such request be obligated to commence litigation as against Sublandlord or Master Landlord); (vi) shall not extend or renew the term of the Sublease or permit the extension or renewal of the Master Lease; (vii) shall not expand or permit the expansion of the Premises; and (viii) shall not purchase or otherwise acquire any portion of the Premises.
(b)Sub-Sublandlord represents and warrants to Sub-Subtenant that:
i.Sub-Sublandlord has not received any written notice of default under the Sublease, except for any defaults that Sub-Sublandlord has cured and Sublandlord is no longer claiming to exist, and Sub-Sublandlord is not in default under the Sublease;
ii.Sub-Sublandlord has not sent to Sublandlord any written notice stating that Sublandlord is in default under the Sublease, and to the actual knowledge, without any investigation, of Sub-Sublandlord, Sublandlord is not in default under the Sublease;

iii.Sub-Sublandlord has not received from Master Landlord or Sublandlord, any written notice of default by either Master Landlord or Sublandlord under the Master Lease, and to the actual knowledge, without any investigation, of Sub-Sublandlord, neither Master Landlord nor Sublandlord is in default under the Master Lease;
iv.Sub-Sublandlord has not received any written notice that any work is required under the Sublease or by applicable law to be done in the Premises;
v.Sub-Sublandlord has not assigned, granted a security interest in or encumbered in any way whatsoever its rights, duties or interests in the Sublease, and the Sublease is in full force and effect;
vi.To the actual knowledge, without any investigation, of Sub-Sublandlord, as of the Effective Date, no party other than (x) Sub-Sublandlord pursuant to the Sublease, (y) Sublandlord pursuant to the Master Lease, and (z) Sub-Subtenant pursuant to this Sub-Sublease, has a right to lease, sublease, or otherwise occupy all or any portion of the Premises; provided, however, notwithstanding the foregoing, the parties acknowledge Sub-Sublandlord holds a current right of first offer to lease the Premises pursuant to a Lease Agreement by and between Sub-Sublandlord, as tenant, and Master Landlord, as landlord for space in that certain building located at and known as 60 Binney Street, Cambridge Massachusetts. Sub-Sublandlord hereby agrees not to exercise such right of first offer with respect to the Premises during the term of this Sub-Sublease or Sub-Subtenant’s occupancy of the Premises;
vii.Attached hereto as Exhibit A is a true, correct and complete (except for redactions) copy of the Sublease with all Exhibits attached, including the redacted Master Lease; and
viii.Sub-Sublandlord has not received any written notice of violation of any laws, ordinances, codes, rules, regulations or requirements affecting the Premises.
Sub-Sublandlord shall not be deemed to have made any representation made by Master Landlord or Sublandlord in any of the incorporated provisions.
(c)Sub-Sublandlord’s Performance. If Sub-Sublandlord shall fail to pay any sum of money required to be paid by it under the Sublease, or shall fail to perform any other act on its part to be performed thereunder, and such failure could reasonably be expected to adversely impact Sub-Subtenant’s rights or use of the Premises and such failure continues for ten (10) days after notice thereof by Sub-Subtenant to Sub-Sublandlord for failures relating to the payment of money, or such failure continues for thirty (30) days after notice thereof by Sub-Subtenant to Sub-Sublandlord for other failures, Sub-Subtenant may, but shall not be obligated to do so, and without waiving or releasing Sub-Sublandlord from any obligations of Sub-Sublandlord, make any such payment or perform any such other act on Sub-Sublandlord’s part to be made or performed as provided in the Sublease. Sub-Sublandlord shall reimburse Sub-Subtenant for all actual costs incurred in connection with such payment or performance within thirty (30) days following demand. All unpaid amounts shall bear interest at the Default Rate from the date Sub-Subtenant incurs such sum.

9.Incorporation of the Master Lease and Sublease by Reference.
(a)Except to the extent such terms and provisions are inconsistent with or are specifically contrary to the express written provisions of this Sub-Sublease and except as provided in this Section 9, all of the terms, covenants and conditions of the Sublease, and the Master Lease to the extent incorporated into the Sublease, are by this reference incorporated herein and made a part of this Sub-Sublease with the same force and effect as if fully set forth herein, provided, however, that for purposes of such incorporation, (i) the term “Sublease” as used in the Sublease shall refer to this Sub-Sublease; (ii) the term “Lessor” as used in the Sublease shall refer to Sub-Sublandlord; (iii) the term “Lessee” as used in the Sublease shall refer to Sub-Subtenant; (iv) the term “Term” as used in the Sublease shall refer to the Sub-Sublease Term; (v) the term “Expiration Date” as used in the Sublease shall refer to the Sub-Sublease Termination Date; (vi) the term “Subleased Premises” as used in the Sublease shall refer to the Premises; (vii) the term “Base Rent” as used in the Sublease shall refer to the Fixed Annual Rent; (viii) the term “Prime Landlord” or “Prime Lessor” as used in the Sublease shall refer to Master Landlord; (ix) the term “Prime Lease” as used in the Sublease shall refer to the Master Lease; (x) the term “Commencement Date” as used in the Sublease shall refer to the Sub-Sublease Term Commencement Date; (xi) the term “Effective Date” as used in the Sublease shall refer to the Effective Date. In the event of any inconsistency between the provisions set forth in this Sub-Sublease and the provisions of the Sublease and/or Master Lease, as incorporated herein, the provisions of this Sub-Sublease shall control as between Sub-Sublandlord and Sub-Subtenant. Notwithstanding the foregoing, the following provisions of the Sublease and the Master Lease, as applicable, are expressly not incorporated into this Sub-Sublease: (1) all redacted provisions of the Master Lease and Sublease or provisions of the Master Lease and Sublease not otherwise included on Exhibit A attached hereto; (2) all within the Sublease: Section 1.01, Section 1.02, Section 1.03, Section 2.01, Section 2.02, the final three (3) sentences of Section 3.01, Section 3.03 (as Section 3.03 shall relate to Sub-Subtenant and Sub-Sublandlord only, which Section 3.03 shall remain in effect as to Sublandlord), Section 4.01, Section 4.02, Section 4.03, Section 4.04 (provided that Sub-Subtenant is responsible for the payments described in Section 4.04 as set forth in Section 5(b)(ii) of this Sub-Sublease), Section 4.08, Section 4.09, Section 5.02, Section 5.04 (as Section 5.04 shall relate to Sub-Subtenant and Sub-Sublandlord only, which Section 5.04 shall remain in effect as to Sublandlord), Section 8, Section 9.01 (as Section 9.01 shall relate to Sub-Subtenant and Sub-Sublandlord only, which Section 9.01 shall remain in effect as to Sublandlord), Section 9.02 (as Section 9.02 shall relate to Sub-Subtenant and Sub-Sublandlord only, which Section 9.02 shall remain in effect as to Sublandlord), Section 9.03 (as Section 9.03 shall relate to Sub-Subtenant and Sub-Sublandlord only, which Section 9.03 shall remain in effect as to Sublandlord), Section 9.04, Section 9.05 (as Section 9.05 shall relate to Sub-Subtenant and Sub-Sublandlord only, which Section 9.05 shall remain in effect as to Sublandlord), Section 9.06 (as Section 9.06 shall relate to Sub-Subtenant and Sub-Sublandlord only, which Section 9.06 shall remain in effect as to Sublandlord), Section 10.01, Section 10.02, Section 11, Section 12, Section 13.01, Section 13.02, Section 14, Section 15.01, Section 15.02, Section 18.01, Section 21.01, Section 21.02, Section 22.08, Schedule 1 and Exhibit C; (2) any excluded Primary Lease Provisions in accordance with Section 5 of the Sublease; and (3) all within the Master Lease: Basic Lease Provisions: Address for Rent Payment, Landlord’s Notice Address, Tenant’s Notice Address and Work Letters, Section 23, Section 30(c) (as Section 30(c) shall relate to Sub-Subtenant and Sub-Sublandlord only, which Section 30(c) shall remain in effect as to Sublandlord and Master Landlord), Section 31(d) (as Section 31(d) shall relate to Sub-Subtenant and Sub-Sublandlord only, which Section 31(d) shall remain in effect as to Master Landlord), Section 32

(as Section 32 shall relate to Sub-Subtenant and Sub-Sublandlord only, which Section 32 shall remain in effect as to Sublandlord and Master Landlord), Section 42, Section 43(a), Section 43(b), Section 43(c), the “provided, however” clause in the first sentence of Section 43(d), Section 43(j), Section 43(m), all Schedules, Exhibit D, Exhibit F, Exhibit G, Exhibit H (and all references to Exhibit H in Section 27) and Exhibit I, the entire First Amendment (except with respect to provisions in the First Amendment that amend provisions of the Original Lease that are incorporated into this Sub-Sublease), and the entire Consent / Third Amendment. Notwithstanding anything to the contrary contained in this Sub-Sublease, under no circumstances shall Sub-Subtenant be responsible or have any liability with respect to any redacted provisions from the Sublease or the Master Lease or other provisions not otherwise set forth on Exhibit A attached hereto.
(b)Sub-Sublandlord shall have all of the same rights and remedies with respect to the Premises as Sublandlord and Master Landlord have with respect thereto under the Sublease and Master Lease.
(c)With respect to any of Sub-Subtenant’s obligations to be performed under this Sub-Sublease, when the Sublease grants Sub-Sublandlord a specific number of days to perform its obligations thereunder, Sub-Subtenant shall perform such obligation not later than the date that is three (3) business days prior to the date Sub-Sublandlord is obligated under the Sublease to perform such obligation; provided, however, in no event shall Sub-Subtenant have less than five (5) business days with which to perform any monetary obligations prior to a Default being claimed in accordance with Section 15 hereof. As between Sub-Subtenant and Sub-Sublandlord, in the event of any conflict between the provisions of the Sublease and/or Master Lease, on the one hand, and this Sub-Sublease, on the other hand, this Sub-Sublease shall govern and control.
10.Benefits of the Sublease and Master Lease. Sub-Sublandlord agrees that Sub-Subtenant shall be entitled to receive all warranties, indemnifications, abatements, waivers, guaranties, releases, rights, services, utilities, repairs and restorations to be provided by Master Landlord and/or Sublandlord under the Master and/or Sublease, as applicable, and Sub-Sublandlord shall enforce any of the foregoing upon Sub-Subtenant’s written request therefor at Sub-Subtenant’s sole cost and expense (but in no event shall Sub-Sublandlord in the exercise of such request be obligated to commence litigation as against Sublandlord or Master Landlord). Notwithstanding the foregoing, Sub-Subtenant may pursue on behalf of Sub-Sublandlord any remedies that may be available against Master Landlord or Sublandlord under the Master Lease and/or Sublease to the extent permitted in the Consent to Sub-Sublease, and Sub-Sublandlord shall diligently and in good faith cooperate with Sub-Subtenant in connection with the foregoing at Sub-Subtenant’s expense. Sub-Subtenant shall look solely to Master Landlord for all services, utilities, repairs and restorations under the Master Lease and shall not require Sub-Sublandlord or Sublandlord to perform any such services, utilities, repairs and restorations. Sub-Sublandlord shall not be obligated to (i) directly provide any of the services or utilities, including cleaning, that Master Landlord has agreed to provide in the Master Lease and as incorporated into the Sublease, (ii) directly make any of the repairs or restorations that Master Landlord has agreed in the Master Lease to make and as incorporated into the Sublease, or (iii) take any action that Master Landlord has agreed in the Master Lease to take, or take any action that Sublandlord has agreed in the Sublease to take, and Sub-Sublandlord shall have no liability to Sub-Subtenant on account of any failure of Master Landlord or Sublandlord, as applicable, to do so. Sub-Sublandlord agrees, upon Sub-Subtenant’s request, to use reasonable efforts at Sub-

Subtenant’s expense, to (a) cause Master Landlord or Sublandlord to provide the services or utilities or make the repairs or restorations described in the Master Lease or Sublease, as applicable, or (b) to obtain Master Landlord’s or Sublandlord’s consent or approval wherever required by the Master Lease or Sublease, as applicable. Sub-Sublandlord agrees that if under the Master Lease or Sublease any right or remedy of Sub-Sublandlord or any duty or obligation of Master Landlord or Sublandlord is subject to or conditioned upon Sub-Sublandlord making any demand upon Master Landlord or Sublandlord or giving any notice or request to Master Landlord or Sublandlord then, if Sub-Subtenant shall so request, Sub-Sublandlord, at Sub-Subtenant’s expense, shall make such demand or give such notice or request on Sub-Sublandlord’s behalf, except that Sub-Sublandlord shall not be required to do so with respect to any act or thing as to which Sub-Sublandlord shall have determined in accordance with this Sub-Sublease to withhold its consent or approval. Notwithstanding anything to the contrary contained in this Sub-Sublease, if Sub-Sublandlord shall actually receive an abatement of any rent (including, without limitation, Base Rent, Additional Rent, Rental, Operating Expenses, Operating Expense Payments (as defined in the Sublease), Taxes and/or Landlord’s Property Management Fee), for any reason under the Sublease and/or Master Lease with respect to the Sub-Sublease Term, then Sub-Subtenant shall be entitled to receive from Sub-Sublandlord such abatement.
11.Direct Performance. At any time by written notice to Sub-Subtenant, Sub-Sublandlord may elect to require Sub-Subtenant to perform its obligations under this Sub-Sublease directly to Sublandlord, and Sub-Subtenant shall do so on Sub-Sublandlord’s election, in which event Sub-Subtenant shall send to Sub-Sublandlord from time to time copies of all notices and other communications that it shall send to and receive from Sublandlord. Sub-Subtenant may also perform Sub-Sublandlord’s obligations if directed in writing by Master Landlord or Sublandlord and thereafter shall be released of the obligation to perform such obligations to Sub-Sublandlord until directed in writing by Master Landlord or Sublandlord, as applicable.
12.Repairs; Alterations.
(a)Approval Required. Sub-Subtenant at its own cost shall keep the Premises in good condition and repair and in accordance with the applicable terms of the Sublease and Master Lease. Sub-Subtenant shall not perform or cause to be performed any interior or exterior improvements to the Premises (“Sub-Subtenant Alterations”) without the prior written consent of Sublandlord and Master Landlord to the extent required under the terms of the Sublease and Master Lease, as applicable, and the Consent to Sub-Sublease. Notwithstanding the foregoing or anything to the contrary contained in this Sub-Sublease, for the avoidance of doubt, Sub-Subtenant shall not be required to obtain Sub-Sublandlord’s consent with respect to any Sub-Subtenant Alterations. Sub-Subtenant shall reimburse Sublandlord and/or Master Landlord, if applicable, in accordance with the terms and conditions of the Sublease and/or Master Lease, for costs Sub-Sublandlord may be liable for under the Master Lease or Sublease in connection with reviewing Sub-Subtenant’s proposed Sub-Subtenant Alterations. For the avoidance of doubt, in no event shall Sub-Sublandlord charge a separate construction management or oversight fee or for any of its third party costs or expenses in connection with this Sub-Sublease.
(b)Removal. Prior to expiration of the Sub-Sublease Term or earlier termination of this Sub-Sublease, if Sublandlord or Master Landlord so directs in accordance with the terms of the

Sublease or Master Lease, as applicable, Sub-Subtenant shall remove all of the Sub-Subtenant Alterations and restore the Premises to the same condition as of the Sub-Sublease Term Commencement Date, ordinary wear and tear excepted. Notwithstanding the foregoing or anything to the contrary contained in this Sub-Sublease, Sub-Sublandlord shall not be permitted to require Sub-Subtenant to remove or restore any Sub-Subtenant Alterations, including any computer, security, roof equipment or installations, and telecommunications wiring and cable and other related wiring, unless either Master Landlord or Sublandlord requires such removal or restoration of such Sub-Subtenant Alterations in accordance with the terms of the Sublease or Master Lease, as applicable. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Sub-Sublease, Sub-Subtenant shall not be required to remove or otherwise restore any alterations, improvements or additions existing as of the Sub-Sublease Term Commencement Date, and Sub-Subtenant shall not assume any restoration obligations of Sub-Sublandlord or Sublandlord with respect to such alterations, improvements or additions.
13.Assigning and Subletting.
(a)Consent Required. Sub-Sublandlord shall have all of the rights of Master Landlord under Section 22 of the Master Lease, as if Sub-Sublandlord were the “Landlord” and Sub-Subtenant were the “Tenant”. Notwithstanding the foregoing or anything to the contrary contained in this Sub-Sublease, Sub-Sublandlord shall have no right to recapture or otherwise terminate this Sub-Sublease in connection with any assignment, sublease or other transfer by Sub-Subtenant as described in Section 9.05 of the Sublease except if Sublandlord elects to recapture in accordance with the terms of the Sublease.
(b)No Release of Sub-Subtenant. Regardless of Sub-Sublandlord’s, Sublandlord’s and Master Landlord’s consent, no subletting or assignment shall release Sub-Subtenant of Sub-Subtenant’s obligation or alter the primary liability of Sub-Subtenant to pay the Rent and to perform all other obligations to be performed by Sub-Subtenant under this Sub-Sublease. The acceptance of Rent by Sub-Sublandlord from any other person shall not be deemed to be a waiver by Sub-Sublandlord of any provision of this Sub-Sublease. In the event of Default by Sub-Subtenant or any successor or assignee which remains uncured after any applicable notice and cure periods, if any, Sub-Sublandlord may proceed directly against Sub-Subtenant without the necessity of exhausting remedies against such assignee or successor.
14.Use. Sub-Subtenant shall use and occupy the Premises solely for those uses permitted by the Master Lease, the Sublease and the Consent to Sub-Sublease; provided, however, notwithstanding anything to the contrary contained in Section 1.03 of the Sublease, the parties acknowledge it is Sub-Subtenant’s intent to use the Premises for laboratory, assembly space, a full cooking kitchen(s)/café(s), and food delivery areas in addition to general office use, all as consistent with class A buildings of similar nature in the Cambridge market and in compliance with applicable laws. Sub-Sublandlord shall not object to Sub-Subtenant’s use of the Premises for any purpose provided that Sublandlord and Master Landlord shall agree to the same in writing.
15.Default. The occurrence of any of the following shall constitute a material breach of this Sub-Sublease and a “Default” by Sub-Subtenant: (a) failure to pay Rent within five (5) business days after written notice from Sub-Sublandlord to Sub-Subtenant of such late payment; and (b) all of those items of default set forth in the Master Lease, which remain uncured after the cure period provided in the Master Lease, less the number of days set forth in Section 9(c) above.
16.Intentionally Omitted.
17.Confidentiality. Except as expressly permitted in this Section 17, neither party nor its agents, servants, employees, invitees and contractors will, without the prior written consent of the other party, disclose any Confidential Information (as hereinafter defined) of the other party to any third party. Information will be considered “Confidential Information” of a party if either: (a) it is disclosed by the party to the other party in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like; or (b) it is disclosed by one party to the other party in non-tangible form and is identified as confidential at the time of disclosure. In addition, notwithstanding anything in this Sub-Sublease to the contrary, the terms of this Sub-Sublease (but not its mere existence) will be deemed Confidential Information of each party. Other than the terms and conditions of this Sub-Sublease, information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Sub-Sublease by the receiving party; or (iv) is independently developed by the receiving party. The terms and conditions of this Sub-Sublease will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Sub-Sublease by the receiving party. Each party will secure and protect the Confidential Information of the other party (including, without limitation, the terms of this Sub-Sublease) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Each party may disclose the other party’s Confidential Information where: (A) the disclosure is required by law or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other party with adequate time for such other party to seek a protective order; (B) if in the opinion of counsel for such party, disclosure is advisable or necessary under any applicable securities laws regarding public disclosure of business information; (C) the disclosure is reasonably necessary and is to that party’s or its affiliates’ employees, officers, directors, attorneys, accountants, consultants and other advisors, or the disclosure is otherwise necessary for a party to exercise its rights and perform its obligations under this Sub-Sublease, so long as in all cases the disclosure is no broader than necessary and the party who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential; (D) the disclosure is reasonably necessary for a party to conclude a business transaction; or (E) the disclosure is to Sublandlord or Master Landlord and their representatives and legal counsel in connection with obtaining the Consent to Sub-Sublease. Each party is responsible for ensuring that any Confidential Information of the other party that the first party discloses pursuant to this Section 17 is kept confidential by the person receiving the disclosure. Without limiting the generality of this Section 17, neither party will, directly or indirectly issue any press release or advertising, or otherwise use the other party’s name for any commercial purposes or use any of the other party’s trademarks, in each case, without the express prior written consent of the other party, to be granted or withheld in such party’s sole and absolute discretion.

18.Quiet Enjoyment. So long as Sub-Subtenant is not in Default under this Sub-Sublease, its quiet enjoyment of the Premises shall not be disturbed or interfered with by Sub-Sublandlord or anyone claiming by, through or under Sub-Sublandlord.
19.Notices. Sub-Sublandlord shall deliver to Sub-Subtenant copies of all written notices that Sub-Sublandlord shall send to, or receive from, Sublandlord or Master Landlord that are related to the Premises, simultaneously with sending such notices to Sublandlord or Master Landlord and promptly following Sub-Sublandlord’s receipt of any other written notice relating to the Premises. Whenever any notice or any other communication is required or permitted to be given under any provision of this Sub-Sublease (as, for example, where a party is permitted or required to “notify” another party), such notice or other communication shall be in writing, signed by or on behalf of the party giving the notice or other communication, and shall be deemed to have been given on the earliest to occur of (i) the date of the actual delivery, (ii) if mailed, three (3) business days after the date mailed by certified or registered mail, return receipt requested, with postage prepaid, or (iii) if sent with a reputable air or ground courier service, fees prepaid, the date on which such courier represents such notice will be available for delivery, in each case to the respective address(es) of the party to whom such notice is to be given as set forth below, or at such other address of which such party shall have given notice to the other parties as provided in this Section 19. Legal counsel for any party may give notice on behalf of such party. The parties intend that the requirements of this Section 19 cannot be waived or varied by course of conduct.
If to Sub-Sublandlord:
bluebird bio, Inc.
60 Binney Street
Cambridge, MA 02142
Attn: Chief Operating and Legal Officer

If to Sub-Subtenant:
Meta Platforms, Inc.
1 Hacker Way
Menlo Park, CA 94025
Attn: Director of Real Estate
with a copy to:
Meta Platforms, Inc.
1 Hacker Way
Menlo Park, CA 94025
Attn: Real Estate Counsel
with a copy to:
Paul Hastings LLP
101 California Street, 48th Floor

San Francisco, CA 94111
Attn: Stephen I. Berkman, Esq.
and a digital copy (for courtesy purposes only) to:
recelegal@fb.com
20.Signage. Sub-Subtenant shall be entitled to all signage in accordance with the terms and conditions of the Sublease and the Master Lease; provided, however, for purposes of Section 18.02 of the Sublease, Sub-Sublandlord shall request Sublandlord request that Master Landlord remove Sublandlord’s name from the monument sign located on the exterior of the Building (the “Monument Sign”), and if Sub-Subtenant elects in its sole and absolute discretion, replace with Sub-Subtenant’s signage on the Monument Sign at any time thereafter, all of which shall be at the sole cost of Sub-Subtenant.
21.Parking. Sub-Subtenant shall have the right to use Two Hundred Sixteen (216) parking spaces in the Garage at the then applicable monthly market rate, subject to the terms and conditions as set forth in the Master Lease, Consent to Sub-Sublease and the Sublease (the “Sublease Parking Rights”). If permitted by Master Landlord in the Consent to Sub-Sublease, Sub-Subtenant shall have the right to two (2) access cards per one (1) parking space to allow for a “spot sharing” plan with its employees. Sub-Subtenant shall have all rights and remedies available under the Sublease and Master Lease with respect to the Sublease Parking Rights. Notwithstanding anything to the contrary contained in Section 10(a) and Section 10(b) of the Master Lease, as between Sub-Sublandlord and Sub-Subtenant, Sub-Sublandlord shall have no obligations or liabilities to Sub-Subtenant relating in any way to Sub-Subtenant’s rights to park in the Garage, except as expressly set forth in Section 8(a) and Section 10 of this Sub-Sublease.
22.Successors and Assigns. This Sub-Sublease and everything herein contained shall extend to and bind and inure to the benefit of Sub-Sublandlord and its successors and assigns and Sub-Subtenant and its heirs, executors, administrators and permitted successors and assigns. No rights shall inure to the benefit of any assignee, sub-sub-subtenant or occupant unless the provisions of Section 13 of this Sub-Sublease are complied with.
23.Miscellaneous.
(a)Time of Essence. Time is of the essence with respect to the performance of every provision of this Sub-Sublease in which time of performance is a factor, including, without limitation, the giving of any notice required to be given under this Sub-Sublease or by law, the time periods for giving any such notice and for taking of any action with respect to any such notice.
(b)Partial Invalidity. If any term, provision or condition contained in this Sub-Sublease shall, to any extent, be invalid or unenforceable, the remainder of this Sub-Sublease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Sub-Sublease shall be valid and enforceable to the fullest extent possible permitted by law; provided that, if a material provision is adjudged void or unenforceable, the parties shall negotiate, in good faith, an equitable adjustment to such other provisions of this Sub-

Sublease as may be necessary or appropriate to effectuate as closely as possible the parties’ intent as evidenced by this Sub-Sublease.
(c)Entire Agreement. There are no oral agreements between the parties hereto affecting this Sub-Sublease and this Sub-Sublease constitutes the parties’ entire agreement with respect to the subleasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, letters of intent, agreements and understandings, if any, between the parties, and none thereof shall be used to interpret or construe this Sub-Sublease. None of the terms, covenants, conditions or provisions of this Sub-Sublease can be modified, deleted or added to except in writing signed by the parties.
(d)Execution. Each party executing this Sub-Sublease represents and warrants to the other that it has been duly authorized to do so.
(e)Interpretation. Preparation of this Sub-Sublease has been a joint effort of the parties and the resulting document shall not be construed more severely against one of the parties than against the other.
(f)Exhibits. All Exhibits to this Sub-Sublease are a part hereof.
(g)Counterparts. This Sub-Sublease may be executed in counterparts with the same effect as if both parties had executed the same document. Both counterparts shall be construed together and shall constitute a single sublease. The signature pages of counterpart copies may be assembled to form one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Sub-Sublease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
(h)Limited Liability. In no event shall the partners, principals, members, officers, stockholders, directors, employees or agents of either Sub-Sublandlord or Sub-Subtenant be personally liable under this Sub-Sublease. Notwithstanding anything in this Sub-Sublease to the contrary (for the avoidance of doubt, including any provisions incorporated into this Sub-Sublease), under no circumstances shall either party be liable to the other party hereunder for punitive, indirect or consequential damages, each of which is excluded by agreement of the parties.
24.Sub-Sublandlord’s Consent. In any instance when Sub-Sublandlord’s consent or approval is required under this Sub-Sublease, Sub-Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, inter alia, such consent or approval has not been obtained from Master Landlord (if required under the Master Lease), or Sublandlord (if required under the Sublease). Notwithstanding anything to the contrary contained herein, in the event Master Landlord agrees to provide its consent where necessary pursuant to the Master Lease, and Sublandlord agrees to provide its consent where necessary pursuant to the Sublease, Sub-Sublandlord agrees it shall not unreasonably withhold, condition or delay its consent hereunder.

25.Brokers. Sub-Sublandlord and Sub-Subtenant each hereby represents and warrants that it has not dealt with any broker other than Jones Lange LaSalle and Cushman & Wakefield, in connection with this Sub-Sublease for the Premises. Each party shall indemnify the other against any cost or liability resulting from the indemnifying party’s breach of the foregoing representation and warranty. Sub-Sublandlord shall be responsible for any commissions owed to the foregoing named brokers, subject to and in accordance with the provisions of separate agreements. This provision shall survive the expiration or sooner termination of this Sub-Sublease.
26.Master Landlord’s and Sublandlord’s Consent. Master Landlord and Sublandlord have each provided written consent to this Sub-Sublease pursuant to that certain Consent to Sub-Sublease dated as of the Effective Date by and among Master Landlord, Sublandlord, Sub-Sublandlord and Sub-Subtenant (the “Consent to Sub-Sublease”). Sub-Sublandlord shall pay the fees and costs charged by Master Landlord and Sublandlord in connection with the request for their consent to this Sub-Sublease.
27.Furniture. On the Sub-Sublease Term Commencement Date, Sub-Sublandlord shall deliver the Premises with the furniture identified on Exhibit B attached hereto (the “Sub-Sublandlord’s Furniture”) in its “AS IS,” where is, condition. As of the Sub-Sublease Term Commencement Date, Sub-Sublandlord’s Furniture shall be sold to Sub-Subtenant for One Dollar ($1.00) under a bill of sale in the form provided in Exhibit C attached hereto (the “Bill of Sale”), and Sub-Subtenant shall be required to remove Sub-Sublandlord’s Furniture at the end of the Sub-Sublease Term. Sub-Sublandlord shall deliver title to the Sub-Sublandlord’s Furniture free and clear of all liens, judgments, security interests and encumbrances. Sub-Sublandlord shall deliver the Bill of Sale to Sub-Subtenant within ten (10) business days following the Sub-Sublease Term Commencement Date. Sub-Subtenant acknowledges and agrees that Sub-Sublandlord is not obligated to provide any other furniture, furnishings, or equipment in the Premises other than Sub-Sublandlord’s Furniture, and Sub-Subtenant agrees that it will be solely responsible for providing any other furniture, furnishings, and equipment necessary for Sub-Subtenant’s occupancy.
28.OFAC.
(a)Representations and Warranties. Each of Sub-Sublandlord and Sub-Subtenant represents and warrants that Sub-Sublandlord or Sub-Subtenant: (i) is not a person that is the target of any economic sanctions administered or enforced by the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State), the United Nations, the European Union, and/or the United Kingdom; and (ii) is not owned or controlled by such a person.
(b)Compliance with Laws. Each of Sub-Sublandlord and Sub-Subtenant covenants and agrees (i) to comply with all requirements of applicable law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in connection with this Sub-Sublease, and (ii) to immediately notify the other party in writing if any of the representations, warranties, or covenants set forth in this paragraph or the preceding Section 28(a) are no longer true or have been breached or if Sub-Sublandlord or Sub-Subtenant has a reasonable basis to believe that they may no longer be true or have been breached.

(c)Event of Default; Indemnity. Sub-Sublandlord and Sub-Subtenant hereby agree to indemnify, defend (with counsel reasonably acceptable to the indemnified party) and hold the other party harmless against any and all claims, losses, damages (for the avoidance of doubt, expressly excluding indirect, special, incidental, punitive, or consequential damages (including loss of profits, production, anticipated savings, goodwill or business opportunities or business interruption)), and expenses arising out of or related to a breach of any of the representations, warranties or obligations set forth in Section 28(a) or Section 28(b) above. If either Sub-Sublandlord or Sub-Subtenant breaches any of the representations, warranties, or obligations set forth in Section 28(a) or Section 28(b) above, the non-breaching party may terminate this Sub-Sublease upon delivery of written notice to the breaching party.
29.Non-Discrimination. Sub-Subtenant is a federal contractor and maintains an equal opportunity/affirmative action program in accordance with applicable law. As a result, Sub-Sublandlord may be a covered subcontractor. In such a case, it must, in accordance with applicable law, afford equal employment opportunity to all of its applicants and employees, regardless of their race, color, national origin, sex, age, religion, marital status, sexual orientation, gender identity and gender expression, protected veteran status, disability, or other basis protected by law. If applicable, Sub-Sublandlord and Sub-Subtenant shall abide by the requirements of 41 CFR 60–1.4(a), 60–300.5(a) and 60–741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, disability or veteran status.
30.U.S. Foreign Corrupt Practices Act. In connection with the negotiation and performance of this Sub-Sublease, Sub-Sublandlord, on behalf of itself and Sub-Sublandlord’s affiliates, all entities that it owns or controls, and all of Sub-Sublandlord’s owners, directors, officers, employees, representatives, and agents, represents and warrants that they have not engaged in and covenants that they shall refrain from offering, promising, paying, giving, authorizing the paying or giving of, soliciting, or accepting money or anything of value, which includes, but is not limited to, cash or a cash equivalent (including “grease”, “expediting” or facilitation payments), discounts, rebates, gifts, meals, entertainment, hospitality, use of materials, facilities or equipment, transportation, lodging, or promise of future employment), directly or indirectly, to or from (a) any Government Official (as hereinafter defined) to (i) influence any act or decision of a Government Official in his or her official capacity, (ii) induce a Government Official to use his or her influence with a government or instrumentality thereof, or (iii) otherwise secure any improper advantage; or (b) any person in any manner that would constitute bribery or an illegal kickback, or would otherwise violate applicable anti-corruption law and commercial bribery laws. As used in this Sub-Sublease, “Government Official” shall refer to any official or employee of any multinational, national, regional, or local government in any country, including any official or employee of any government department, agency, commission, or division; any official or employee of any government-owned or government-controlled enterprise; any official or employee of any public educational, scientific, or research institution; any political party or official or employee of a political party; any candidate for public office; any official or employee of a public international organization; and any person acting on behalf of or any relatives, family, or household members of any of those listed above.
31.Estoppel Certificate. Sub-Subtenant shall, within ten (10) business days of written notice from Sub-Sublandlord, execute, acknowledge and deliver a statement in writing reasonably requested by Sub-Sublandlord and reasonably acceptable to Sub-Subtenant, (i) certifying that this Sub-Sublease is unmodified and in full force or effect (or, if modified, stating the nature of such modification and certifying that this Sub-Sublease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging to Sub-Subtenant’s actual knowledge that there are not any uncured defaults on the part of Sub-Sublandlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further factual information with respect to the status of this Sub-Sublease or the Premises as may be reasonably requested thereon. Sub-Sublandlord shall, within ten (10) business days of written notice from Sub-Subtenant, execute, acknowledge and deliver a statement in writing reasonably requested by Sub-Subtenant and reasonably acceptable to Sub-Sublandlord, (a) certifying that this Sub-Sublease and the Sublease are unmodified and in full force or effect (or, if modified, stating the nature of such modification and certifying that this Sub-Sublease and the Sublease as so modified are in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (b) acknowledging to Sub-Sublandlord’s actual knowledge that there are not any uncured defaults on the part of Sub-Subtenant hereunder or Sublandlord under the Sublease, or specifying such defaults if any are claimed, and (c) setting forth such further factual information with respect to the status of this Sub-Sublease, the Sublease or the Premises as may be reasonably requested thereon.
32.Health Policy. Notwithstanding anything to the contrary contained in this SubSublease, except in the event of an emergency, Sub-Landlord shall ensure that each of its employees, agents, contractors, subcontractors, laborers, visitors, guests and invitees and others under its control or direction accessing any portion of the Premises (collectively, “Visitors”) shall comply with Sub-Subtenant’s health requirements and policies as set forth in this Section 32 (“Health Policy”) when accessing the Premises. As of the Effective Date, the Health Policy requires (without limitation) that all persons accessing the Premises be fully vaccinated for COVID-19 (with no option for testing in lieu of). As used in this Section 32, “fully vaccinated” means that two (2) weeks have passed since the person (a) for persons vaccinated inside the United States, received their second dose in a 2-dose series (such as the Pfizer or Moderna vaccines) or received a single-dose vaccine (such as Johnson & Johnson’s Janssen vaccine) with a COVID-19 vaccine currently approved or authorized for emergency use by the U.S. Food and Drug Administration; or (b) for persons who were vaccinated outside of the United States, received a World Health Organization (WHO)-listed vaccine in accordance with manufacturer’s instructions. Sub-Subtenant may adjust the Health Policy from time to time in Sub-Subtenant’s sole but reasonable discretion and will provide Sub-Landlord with any applicable updates (individually and collectively, “Updates”). Except in the event of an emergency, any Visitor accessing the Premises will be required to (i) verify to Sub-Subtenant that such Visitor fully complies with the Health Policy as amended by Updates and (ii) provide Sub-Subtenant with evidence to Sub-Subtenant’s satisfaction that such Visitor complies with the Health Policy as amended by Updates (including, as of the Effective Date, an image of such Visitor’s COVID-19 vaccination record card or health document showing vaccination status together with official identification for such Visitor). Sub-Sublandlord and Sub-Subtenant agree that any failure of Master Landlord and Sublandlord to perform under the Master Lease or Sublease due to their compliance with Section 32 of the Consent to Sub-Sublease shall not be breach or default of Sub-Sublandlord and Sub-Subtenant under this Sub-Sublease.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sub-Sublandlord and Sub-Subtenant have duly executed this Sub-Sublease, as an instrument under seal, to be effective as of the Effective Date.

SUB-SUBLANDLORD:

BLUEBIRD BIO, INC., a Delaware corporation

By:	/s/ Thomas Provencher
	Name:	Thomas Provencher
	Title:	Vice President, Operations Excellence

SUB-SUBTENANT:

META PLATFORMS, INC., a Delaware corporation

By:	/s/ Nicholas Raby
	Name:	Nicholas Raby
	Title:	Director, N.A. Real Estate

[Signature Page to Sub-Sublease Agreement]